Exhibit 99.1

Contact:	Craig Tooman
EVP, Finance and Chief Financial Officer
908-541-8777

ENZON SETS DATE OF 2010 ANNUAL MEETING

BRIDGEWATER, NJ – May 7, 2010 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) ("Enzon") today announced that it has set Tuesday, July 13, 2010 as the date of its 2010 Annual Meeting of Stockholders (the "Annual Meeting"), and that the record date for determining stockholders entitled to vote at the Annual Meeting is June 7, 2010. The deadline for stockholders to timely submit to Enzon proposals to be brought before the Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, is May 14, 2010. Pursuant to Enzon's Amended and Restated Bylaws, the deadline for stockholders to timely submit to Enzon proposals to be brought before the Annual Meeting (except for proposals pursuant to Rule 14a-8) and to nominate candidates for Enzon's Board of Directors is May 17, 2010.

About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the discovery and development of innovative medicines for patients with cancer. Enzon's drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform, Customized Linker technology™ and mRNA antagonists using the Locked Nucleic Acid™ (LNA) technology. Enzon receives a royalty revenue stream from licensing partnerships for other products developed using the proprietary PEGylation technology. Further information about Enzon and this press release can be found on Enzon's web site at www.enzon.com.